Exhibit 99.1

Vincerx Pharma, Inc. Announces Reverse Stock Split

Vincerx’s Common Stock to Begin Trading on a Split-adjusted Basis on January 28, 2025

SAN MATEO, California — January 23, 2025 – Vincerx Pharma, Inc. (Nasdaq: VINC), a biopharmaceutical company aspiring to address the unmet medical needs of patients with cancer through paradigm-shifting therapeutics, today announced that its board of directors approved a 1-for-20 reverse stock split of its issued shares of common stock, which will be effective as of January 27, 2025 at 4:01 p.m., Eastern Time. Vincerx’s common stock will continue trading on The Nasdaq Stock Market (“Nasdaq”) under the existing symbol (VINC) and will begin trading on a split-adjusted basis when the market opens on January 28, 2025 with a new CUSIP number. The reverse stock split was approved by Vincerx’s stockholders at a special meeting of stockholders held on January 16, 2025.

As of the effective time of the reverse stock split, every twenty (20) issued shares of Vincerx’s common stock will be combined, reclassified and converted into one (1) issued share of Vincerx’s common stock. This will reduce the number of shares issued from approximately 44.8 million shares to approximately 2.2 million shares, subject to adjustment for fractional shares. No fractional shares will be issued as a result of the reverse stock split. Stockholders who would otherwise be entitled to a fractional share of common stock are instead entitled to (and with respect to holders that have certificated shares, upon surrender to the exchange agent of certificates representing such shares) a cash payment in lieu thereof at a price equal to the stockholder’s proportionate interest in the proceeds, net of certain costs associated with such sale, from the aggregation and sale of the fractional shares by our transfer agent. Proportionate adjustments will be made to the number of shares of common stock underlying Vincerx’s outstanding equity awards, warrants, the number of shares issuable under its equity incentive plans and stock option plans, and other existing agreements, as well as the exercise or conversion price, as applicable. The reverse stock split will not affect the par value of the common stock.

Continental Stock Transfer & Trust Company is acting as the exchange agent for the reverse stock split. Registered stockholders holding pre-split shares of Vincerx’s common stock in book entry form or via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to such broker’s particular processes, and will not be required to take any action in connection with the reverse stock split. Stockholders holding shares of Vincerx’s common stock in certificate form will receive a transmittal letter from Continental Stock Transfer & Trust Company with instructions after the effective date.

Additional information about the reverse stock split can be found in Vincerx’s definitive proxy statement filed with the Securities and Exchange Commission on December 10, 2024.

About Vincerx Pharma, Inc.

Vincerx Pharma, Inc. is a clinical-stage biopharmaceutical company committed to developing differentiated and novel therapies to address the unmet medical needs of patients with cancer. Vincerx’s pipeline consists of a next-generation ADC, VIP943, currently in Phase 1; a small molecule drug conjugate, VIP236, which has completed its Phase 1 study; a CDK9 inhibitor, enitociclib, which has completed a Phase 1 monotherapy study; a preclinical ADC, VIP924; and VersAptx™, a versatile, next-generation bioconjugation platform.

Vincerx is based in San Mateo, California, and has a research facility in Monheim, Germany.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws with respect to Vincerx Pharma, Inc. (the “Company”). Forward-looking statements are predictions, projections, and other statements about future events based on current expectations and assumptions that are not historical fact and, as a result, are subject to risks and uncertainties. Forward-looking statements include but are not limited to: the Company’s implementation and effectiveness of the reverse stock split, including the timing thereof; and the Company’s beliefs regarding the potential impact of a reverse stock split, including its potential effect on the Company’s stock price and Nasdaq listing. Risks and uncertainties that may cause actual results to differ include: factors generally affecting the business, operations, and financial condition of the Company; the actual effect of any reverse stock split on the Company’s stock price; and the factors, risks, and uncertainties described in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024 filed with the Securities and Exchange Commission (the “SEC”), in addition to the Company’s subsequent filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and, except as required by law, the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Vincerx, the Vincerx logo, and VersAptx are trademarks of Vincerx.

Contacts:

Gabriela Jairala

Vincerx Pharma, Inc.

gabriela.jairala@vincerx.com

Totyana Simien

Inizio Evoke Comms

totyana.simien@inizioevoke.com